Exhibit 16.1

March 16, 2009

Securities and Exchange Commission
Washington, D.C. 20549

We were previously principal accountants for Westmoreland Coal Company and, under the date of March 13, 2009, we reported on the consolidated financial statements of Westmoreland Coal Company as of and for the years ended December 31, 2008 and 2007, and the effectiveness of internal control over financial reporting as of December 31, 2008. On January 6, 2009, we were notified that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Westmoreland Coal Company’s consolidated financial statements as of and for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, and the issuance of our reports thereon. On March 13, 2009, we completed our audit and the auditor-client relationship ceased. We have read Westmoreland Coal Company’s statements included under Item 4.01(a) of its Form 8-K dated January 6, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with Westmoreland Coal Company’s statement that the change was approved by the Audit Committee.

Very truly yours,

/s/ KPMG LLP

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